Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Whitestone REIT on Form S-8 (No. 333-156512), pertaining to the incentive plan of Whitestone REIT, the Registration Statement of Whitestone REIT on Form S-3 (No. 333-174608), pertaining to the dividend reinvestment plan of Whitestone REIT, and the universal shelf Registration Statement of Whitestone REIT on Form S-3 (No. 333-182667), of our report dated December 4, 2012, with respect to The Statement of Revenues and Certain Operating Expenses of Village Square at Dana Park for the Year ended December 31, 2011, which report appears in the accompanying Current Report on Form 8-K/A of Whitestone REIT Operating Partnership, L.P.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

Houston, Texas
December 4, 2012